Exhibit 99.1

Reliance Global Group Adopts One-Year Stockholder Rights Plan to Protect Stockholder Value

LAKEWOOD, N.J., September 3, 2026 (GLOBE NEWSWIRE) — Reliance Global Group, Inc. (Nasdaq: EZRA) (the “Company”) today announced that its Board of Directors has unanimously adopted a one-year stockholder rights plan. Stockholders do not need to take any action.

Why the Board Adopted the Plan

The Board believes the value of the Company’s assets is well in excess of its current market capitalization, and adopted the rights plan to protect that value for all stockholders. The plan is designed to do three things:

●	Protect stockholders from coercive or inadequate takeover attempts. It prevents any person or group from gaining control of the Company through open-market accumulation or a partial or below-market offer.
●	Give the Board time to evaluate any unsolicited offer. If an offer is made, The rights plan ensures that the Board has sufficient time and opportunity to evaluate any unsolicited offer.
●	Preserve the Board’s ability to explore alternatives. The rights plan lets the Board develop and pursue other options that may deliver greater value to stockholders.

What the Plan Does Not Do

The plan does not prevent a sale of the Company. It does not interfere with any merger, tender offer or other transaction that the Board approves. The Board may redeem all of the rights at any time before any person becomes an acquiring person at a price of $0.001 per right.

Key Terms

●	The plan expires in one year, on September 3, 2027, unless the Board redeems or terminates it earlier.
●	The rights become exercisable if a person or group acquires 15% or more of the Company’s common stock without Board approval. Passive institutional investors may hold up to 20%.
●	If triggered, all stockholders other than the acquirer may purchase additional shares at a significant discount, substantially diluting the acquirer.
●	Stockholders will receive one right for each share of common stock held as of the close of business on September 18, 2026. The rights trade with the common stock and no separate certificates will be issued unless the plan is triggered.
●	Each right entitles the holder to purchase one one-thousandth of a share of Series A Preferred Stock at a purchase price of $14.00 per one one-thousandth of a Preferred Share, subject to adjustment.
●	The plan contains no “dead-hand” provision and includes a “qualifying offer” provision allowing stockholders to call a special meeting to vote on redeeming the rights in response to a fully financed, all-cash or all-stock offer for all shares that meets specified conditions.
●	The Board may, at any time after a person becomes an acquiring person, exchange each outstanding right (other than rights held by the acquiring person, which will have become void) for one share of common stock, without requiring any payment by the stockholder.

The plan is similar to those adopted by other public companies. Full details are contained in a Current Report on Form 8-K and a Registration Statement on Form 8-A12B being filed with the U.S. Securities and Exchange Commission.

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (Nasdaq: EZRA) is an InsurTech company leveraging artificial intelligence, cloud computing and advanced technologies to transform the insurance agency/brokerage industry. Through its growing portfolio of proprietary AI solutions and insurance operations, the Company is focused on enhancing operational efficiency, improving customer experiences and creating long-term shareholder value. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact and may be identified by the use of words or expressions such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “target,” “potential,” or similar expressions, or by discussions of strategy, plans or intentions. Forward-looking statements in this press release include, without limitation, statements regarding the purposes, operation and anticipated effects of the stockholder rights plan, and the Board’s views regarding the value of the Company’s assets relative to its market capitalization.

These statements are based on management’s current expectations and assumptions and are subject to risks, uncertainties and other factors, many of which are beyond the Company’s control, including the risk that the rights plan does not achieve its intended purposes or has unintended effects on the trading of the Company’s common stock; the risk that the value of the Company’s assets is not realized or is less than the Board believes; the fact that the Company’s market capitalization fluctuates and comparisons thereto are as of the date indicated; the Company’s ability to maintain compliance with the continued listing standards of The Nasdaq Capital Market; the Company’s ability to access additional capital on acceptable terms, or at all; and general business, economic, market and geopolitical conditions. Additional information regarding these and other factors that may cause actual results to differ materially is included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended, and in the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, copies of which are available free of charge at www.sec.gov.

Readers are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: EZRA@crescendo-ir.com